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                                                                  Exhibit 99.1


FOR IMMEDIATE RELEASE


                  For additional information, contact:
                  David J. Davis
                  Senior Vice President Operations & CFO
                  TAB Products Co.
                  408-586-1600


                 TAB COMPLETES THE ACQUISITION OF THE OPERATING
                             ASSETS OF DOCUCON, INC.


PALO ALTO, CA, JUNE 5, 2000 - TAB Products Co. (AMEX:TBP), which has headquarters in San Jose, California, today announced that it has completed the purchase of the operating assets and associated liabilities of Docucon, Inc.

Under the purchase agreement TAB acquired certain assets and assumed certain liabilities associated with Docucon's San Antonio operations center, which provides electronic imaging conversion services. The purchase price was $5.1 million and is a combination of cash and assumed liabilities. The purchase price is subject to certain post closing adjustments 30 days after closing. Approximately 85 employees, including operations, software engineers and sales personnel, transferred to TAB.

Philip C. Kantz, president and chief executive officer of TAB, said, "We are excited about adding digital imaging to our in-house capabilities. TAB can now provide high-end electronic conversion services to its customers and will be better positioned to offer effective end-to-end document management solutions to bridge the technological gap between paper and the desktop."

Kantz went on to say, "This acquisition reinforces the importance of electronic imaging technologies to achieving the benefits of our document management strategy while also strengthening our business portfolio with new channels, new partners and new customers."

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JUNE 5, 2000

TAB Products Co., a leading document management company, provides efficient solutions that enable its customers to organize, control and find their critical documents. TAB leverages its knowledge of paper-based systems with expertise in the emerging digital document management technologies.

THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES, INCLUDING BUT NOT LIMITED TO VOLATILITY OF STOCK MARKET PRICES DUE TO MARKET CONDITIONS, COMPETITION AND OTHER RISKS DETAILED FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. ALL PARTIES RECEIVING THIS RELEASE ARE ENCOURAGED TO REVIEW ALL FILINGS MADE BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION.

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